DISTRIBUTION AGREEMENT
Parties:
CL Médical s.a.r.l.
28 avenue Général de Gaulle
69110 Sainte Foy Les Lyon
France
hereinafter referred to as the Supplier
and
UROPLASTY Ltd
Unit 3, Woodside Business Park
Whitley Wood Lane
Reading — Berkshire RG2 8LW
The United Kingdom
hereinafter referred to as the Distributor
CL Médical Distribution Agreement 05 May 2005

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1. Definitions
A)	The “Product” shall mean l-Stop, tension free vaginal tape for the treatment of female urinary incontinence.

B)	The “Territory” shall mean England, Scotland and Wales.

C)	“Confidential Material” shall mean any information which is disclosed by one party to the other under or in connection with this agreement (whether orally or in writing and whether or not such information is expressly stated to be confidential or marked as such)

D)	“Intellectual Property” means any patent copyright registered design, trade mark or other such industrial or intellectual property right subsisting in the Territory in respect of the Product and applications for any of the foregoing and whether registered or not

E)	“Force Majeure” means in relation to either party any circumstances beyond the reasonable control of that party (including without limitation any strike lock-out or other form of industrial action);
2. Appointment
2.1	The Supplier hereby appoints the Distributor as the Exclusive Distributor of the Product in the Territory, and the Distributor hereby accepts such appointment. The Supplier agrees that it will not itself sell Product into the Territory during this agreement

2.2	All inquiries, orders, communications or leads of any kind relating to the sales of the Product within the Territory shall be referred to the Distributor. The Distributor buys and sells in his own name and for his own account. He acts as an independent trader as regards to both the Supplier and the Customer. The Distributor shall not act in the name of the Supplier.
3. Distributor’s Obligations
3.1	The Distributor agrees not to represent, sell or manufacture directly or indirectly competitive ‘tension free vaginal tape’ products during the term of this agreement.

3.2	The Distributor shall not sell the Product to customers having their place of business or in default of such place their place of residence outside the Territory.

3.3	The Distributor shall transmit to the Supplier all inquiries for the Product from customers residing in the above EU member states or other countries outside the Territory.

3.4	The Distributor shall not sell the Product in any active way in EU member states, which do not belong to the Territory. This means, inter alia, that he shall refrain from seeking customers, from establishing any branches or from maintaining any distribution depot in these countries for the Product only.
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4. The Supplier’s Obligations
4.1	The Supplier shall, in accordance with the terms hereof, supply to the Distributor such quantities of any of the Product, as the Distributor requires for distribution and sale in the Territory.

4.2	Normal maximum delivery time is 2 (two) month from receipt of firm order.

4.3	The Supplier agrees to place at the Distributor’s disposal technical assistance and training needed by the Distributor and provide the Distributor with Graphics and Media for incorporation into the Distributors marketing documentation.
5. Prices and General Conditions
5.1	The prices of the Product are set forth in a special price list, Attachment 1 (one) to this Agreement, which is hereby incorporated into this agreement. The Product shall be paid in Euros (EUR). Payment must be done net at 60 (sixty) days after invoice date. All quoted prices are EXW (Ex Works) Sainte Foy Les Lyon.

5.2	The General Conditions may be changed by the Supplier as for future orders upon one hundred and eighty (180) days prior written notice. The Supplier has the right to terminate the Agreement if the Distributor cannot agree to the changes to the General Conditions.
6. Intellectual property
6.1	The Supplier authorises the Distributor to use its Intellectual Property in the Territory on or in relation to the Product for the purposes only of exercising its rights and performing its obligations under this agreement.

6.2	The Distributor shall ensure that each reference to and use of any of the Intellectual Property by the Distributor is in a manner from time to time approved by the Supplier.

6.3	The Distributor shall not:
6.3.1	make any modifications to the Product or its packaging;

6.3.2	alter, remove or tamper with any trade marks, numbers, or other means of identification used on or in relation to the Product;

6.3.3	use any of the trade marks in any way which might prejudice their distinctiveness or validity or the goodwill of the Supplier therein;

6.3.4	use in the Territory any trade marks or trade names so resembling any trade mark or trade names of the Supplier as to be likely to cause confusion or deception.
6.4	Except as provided in clause 6.1 the Distributor shall have no rights in respect of any trade names or trade marks used by or the Supplier in relation to the Product or of the goodwill associated therewith, and the Distributor hereby acknowledges that, except as expressly provided in this agreement, it shall not acquire any rights in respect of any trade names or trade marks and that all such rights and goodwill are, and shall remain, vested in the Supplier.
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6.5	The Distributor shall promptly and fully notify the Supplier of any actual, threatened or suspected infringement in the Territory of any Intellectual Property of the Supplier which comes to the Distributor’s notice, and of any claim by any third party so coming to its notice that the importation of the Product into the Territory, or their sale in the Territory, infringes any rights of any other person, and the Distributor shall at the request and expense of the Supplier do all such things as may be reasonably required to assist the Supplier in taking or resisting any proceedings in relation to any such infringement or claim.
7. Quality Obligations
7.1	The Supplier declares that the Products are CE-marked and agrees to maintain the CE Mark and any other regulatory requirements.
8. Duration and Termination
8.1	This Agreement shall enter into force upon signature and expire automatically after 1 (one) years from this date. The agreement is automatically renewed for up to 2 (two) years provided the Distributor fulfils the annual minimum purchase requirements. Both, the prolongation period of the contract and the annual minimum purchase requirements as well as the prices will be negotiated between the two parties to the contract 3 months prior to the expiration of the contract.

8.2	This Agreement expires without notice and penalty if the Distributor does not fulfil the Specific Marketing Obligations set forth in Attachment 1 (one) to this Agreement.
9. Miscellaneous
9.1	Product complaints must always be reported in writing. No product complaint is accepted if the Lot No. of the Product is not included in the complaint.

9.2	The Supplier shall have the right to cancel any Product as a product hereunder, in the event it ceases to manufacture and market such Product. Such right shall be exercised upon ninety (90) days prior written notice to the Distributor and upon the expiration of such ninety days period such Product shall cease to be a Product under this Agreement except tender orders held by the Distributor which orders shall be fulfilled and granted by the Supplier.
10. Applicable Law and Competent Jurisdiction
10.1	This agreement shall be governed by the laws of France

10.2	Any dispute between the parties shall be referred to the International Court of Arbitration in Paris and shall be determined by a sole arbitrator under the International Chambers of Commerce Rules then current.
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11. Force majeure
11.1	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

11.2	Neither party shall be deemed to be in breach of this agreement or otherwise be liable to the other by reason of any delay in performance or non-performance of any of its obligations under this agreement to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.
12. Compensation
12.1	Except when the Agreement is terminated by reason of a breach by either party no compensation shall be payable in consequence of a termination of or failure to renew this Agreement.

12.2	This writing constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and no modifications or revisions hereof shall have any force or effect, unless the same are in writing and executed by the Parties hereto.

Date: May 5th, 2005	Date: May 13, 2005	Date: 5/13/05
For CL Médical sarl	For Uroplasty Ltd	For Uroplasty, Inc.

Vincent Goria	Dan Holman	Sam B. Humphries
Managing Director	Director	President & CEO

/s/ Vincent Goria	/s/ Dan Holman	/s/ Sam B. Humphries

CL Médical Distribution Agreement 05 May 2005

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Attachment 3
Vigilance Agreement
Between:
CL Medical
Le Pre Center II
28, Avenue General de Gaulle
F- 69110 Sainte Foy-Les-Lyon
France
(Manufacturer)
and:
Uroplasty
Unit 3, Woodside Business Park
Whitley Wood Lane
Reading, Berkshire RG2 8LW
The United Kingdom
(Distributor)
In accordance with Article 10 of the European Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, otherwise known as the Medical Device Directive, MDD, the Distributor agrees to inform the Manufacturer about any relevant complaint regarding products delivered from the Manufacturer. Written information about the complaint must be transmitted to the Manufacturer without delay and normally within 8 (eight) days after the complaint came to the knowledge of the Distributor.
The Manufacturer agrees to the obligation of keeping up to date a systematic procedure to review experience gained from their devices in the post-production phase and will apply necessary corrective action as regulated in the conformity assessment procedures in Annexes II, IV, V, VI, and VII of the MDD. The proper establishment of this post-marketing surveillance system by the manufacturer is subject to inspections by their Notified Body. Thus, Manufacturer agrees to provide post-market surveillance forms to the Distributor to record relevant post-market surveillance and complaint information to comply with their post-marketing surveillance program.

Date: May 5th, 2005	Date: May 13, 2005	Date: 5/13/05
For CL Médical sarl	For Uroplasty Ltd	For Uroplasty, Inc.

Vincent Goria	Dan Holman	Sam B. Humphries
Managing Director	Director	President & CEO

/s/ Vincent Goria	/s/ Dan Holman	/s/ Sam B. Humphries

CL Médical Distribution Agreement 05 May 2005

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Attachment 4
Distribution Agreement Extension/Modification
Between:
CL Medical
Le Pre Center II
28, Avenue General de Gaulle
F-69110 Sainte Foy-Les-Lyon
France
(Manufacturer)
And:
Uroplasty LTD.
5420 Feltl Road
Minnetonka, Minnesota 55343
USA
(Distributor)
The purpose of this attachment is to extend the current Distribution Agreement expiration to 31 December 2010, with renewal options for successive five year terms upon written notice from Uroplasty LYD to CL Medical given not later than six months prior to the end of this term.
Products covered by this Attachment shall be all CL Medical products available to be marketed with proper regulatory clearance in the defined Territory.
The Territory shall be England, Scotland and Wales.
Other terms and conditions are per the current Distribution Agreement.
These purchases would be for all CL Medical approved products to be sold into the Territory. Uroplasty LTD will provide CL Medical a forecast for each quarter 30 days prior to the start of the quarter.
This is the entire Attachment.

Date: November 28th, 2006 For CL Medical sarl Vincent Goria Managing Director	By: For Uroplasty LTD and Uroplasty Inc. David B. Kaysen President and CEO

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